As filed with the Securities and Exchange Commission on August 31, 2005

Registration No. 333-123622

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT No. 1 TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WILLOW GROVE BANCORP, INC.

(Exact name of Registrant as specified in its charter)

Pennsylvania	6036	80-0034942
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

Welsh & Norristown Roads

Maple Glen, Pennsylvania 19002

(215) 646-5405

(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Frederick A. Marcell Jr.

President and Chief Executive Officer

Willow Grove Bancorp, Inc.

Welsh & Norristown Roads

Maple Glen, Pennsylvania 19002

(215) 646-5405

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Raymond A. Tiernan, Esq.	David S. Petkun, Esq.
Hugh T. Wilkinson, Esq.	Cozen O’Connor
Elias, Matz, Tiernan & Herrick L.L.P.	1900 Market Street
734 15th Street, N.W.	Philadelphia, PA 19103
Washington, D.C. 20005	(215) 665-2000
(202) 347-0300

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective and the conditions to the merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.                                                    Indemnification of Directors and Officers.

Article VI of the Registrant’s Bylaws provides as follows:

6.1           Indemnification in Third Party Actions.  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer or representative of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with such threatened, pending or completed action, suit or proceeding.

6.2           Indemnification in Derivative Actions.  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer or representative of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with such threatened, pending or completed action or suit.

6.3           Procedure for Effecting Indemnification.  Indemnification under Sections 6.1 or 6.2 shall be automatic and shall not require any determination that indemnification is proper, except that no indemnification shall be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by the court in which the action was brought or by any other appropriate court to have constituted willful misconduct or recklessness.

6.4           Advancing Expenses.  Expenses incurred by a person who may be indemnified under Section 6.1 or 6.2 shall be paid by the Corporation in advance of the final disposition of any action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

6.5           Indemnification of Employees, Agents and Other Representatives.  The Corporation may, at the discretion and the extent determined by the Board of Directors of the Corporation, (i) indemnify any person who neither is nor was a director or officer of the Corporation but who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (and whether brought by or in the right of the Corporation), by reason of the fact that the person is or was an employee, agent or other representative of the Corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with such threatened, pending or completed action, suit or proceeding and (ii) pay such expenses in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking of the kind described in Section 6.4.

6.6           Other Rights.  The indemnification and advancement of expenses provided by or pursuant to this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of stockholders or directors, or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

6.7           Insurance.  The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VI.

6.8           Security Fund; Indemnity Agreements.  By action of the Board of Directors (notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or fund of any nature, and may enter into agreements with its officers, directors, employees, and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article VI.

6.9           Modification.  The duties of the Corporation to indemnify and to advance expenses to any person as provided in this Article VI shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article VI, and no amendment or termination of any trust fund or other fund created pursuant to Section 6.9 hereof, shall alter to the detriment of such person the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal, or termination.

6.10         Proceedings Initiated by Indemnified Persons.  Notwithstanding any other provision in this Article VI, the Corporation shall not indemnify a director, officer, employee, or agent for any liability incurred in an action, suit, or proceeding initiated by (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit, or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors then in office.

6.11         Savings Clause.  If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee, and agent of the Corporation as to costs, charges, and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

If the laws of the Commonwealth of Pennsylvania are amended to permit further indemnification of the directors, officers, employees, and agents of the Corporation, then the Corporation shall indemnify such persons to the fullest extent permitted by law.  Any repeal or modification of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director, officer, employee, or agent existing at the time of such repeal or modification.

Willow Grove maintains directors’ and officers’ liability insurance policies providing for the insurance on behalf of any person who is or was a director or officer of Willow Grove and subsidiary companies against any liability incurred by him or her in any such capacity or arising out of his or her status as such.  The policy contains various reporting requirements and exclusions.

The Federal Deposit Insurance Act (the “FDI Act”) provides that the FDIC may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were “institution-affiliated parties,” as defined under the FDI Act, in order to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person.  FDIC regulations prohibit, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees from any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

Item 21.                                                    Exhibits and Financial Statement Schedules.

The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

(a)                                  List of Exhibits:

Exhibit No.	Exhibit	Location

2.1	Agreement and Plan of Merger, dated as of January 20, 2005, between Willow Grove Bancorp, Inc. and Chester Valley Bancorp Inc. (excluding the annexes thereto)	(1)

2.2	Form of Shareholder Agreements, dated as of January 20, 2005, included as annexes to the Agreement and Plan of Merger	(2)

3.1	Articles of Incorporation of Willow Grove Bancorp, Inc.	(3)

3.2	Amended and Restated Bylaws of Willow Grove Bancorp, Inc.	(2)

4.0	Specimen Common Stock certificate	(3)

5.0	Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding legality of securities being registered	*

8.1	Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding certain federal income tax consequences	*

8.2	Opinion of Cozen O’Connor regarding certain federal income tax consequences	*

8.3	Closing opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding certain federal income tax consequences	filed herewith

8.4	Closing opinion of Cozen O’Connor regarding certain federal income tax consequences	filed herewith

23.1	Consent of Elias, Matz, Tiernan & Herrick L.L.P. (contained in the opinions previously included as Exhibits 5.0 and 8.1 and in Exhibit 8.3 included herein)	filed herewith

23.2	Consent of Cozen O’Connor (contained in the opinion previously included as Exhibit 8.2 and in Exhibit 8.4 included herein)	filed herewith

Exhibit No.	Exhibit	Location

23.3	Consent of KPMG LLP with respect to Willow Grove Bancorp, Inc.	*

23.4	Consent of KPMG LLP with respect to Chester Valley Bancorp Inc.	*

24	Powers of Attorney (included in the signature page to the Registration Statement previously filed on March 28, 2005)	*

99.1	Form of proxy and voting instruction materials for the Willow Grove special meeting	*

99.2	Form of proxy for the Chester Valley special meeting	*

99.3	Consent of The Blackstone Group L.P.	*

99.4	Consent of Boenning & Scattergood, Inc.	*

99.5	Consent of Madeleine Wing-Adler to be named as a director of Willow Grove Bancorp, Inc.	*

99.6	Consent of Donna M. Coughey to be named as a director of Willow Grove Bancorp, Inc.	*

99.7	Consent of John J. Cunningham, III to be named as a director of Willow Grove Bancorp, Inc.	*

99.8	Consent of Gerard F. Griesser to be named as a director of Willow Grove Bancorp, Inc.	*

99.9	Consent of James E. McErlane to be named as a director of Willow Grove Bancorp, Inc.	*

99.10	Consent of Emory S. Todd to be named as a director of Willow Grove Bancorp, Inc.	*

99.11	Consent of William M. Wright to be named as a director of Willow Grove Bancorp, Inc.	*

(1)                    Exhibit is included in Annex A to the Prospectus/Proxy Statement previously included in the registration statement.

(2)                    Exhibit is included in the exhibits included in Amendment No. 1 to the registrant’s Current Report on Form 8-K, dated January 20, 2005 and filed on January 26, 2005.

(3)                    Exhibit is incorporated by reference to the Form S-1 Registration Statement (No. 333-75106) filed by Willow Grove Bancorp with the SEC on December 14, 2001, as amended.

* Previously filed.

(b)                                 Financial Statement Schedules.

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 22.  Undertakings

(a)                                  The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           The undersigned registrant hereby undertakes as follows:  that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d)           The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f)            The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)           The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Maple Glen, Commonwealth of Pennsylvania, on this 31st day of August 2005.

WILLOW GROVE BANCORP, INC.

By:	/s/ Frederick A. Marcell Jr.
Frederick A. Marcell Jr., President and Chief Executive Officer

/s/ Lewis W. Hull*	Date: August 31, 2005
Lewis W. Hull
Director

/s/ Charles F. Kremp 3rd*	Date: August 31, 2005
Charles F. Kremp 3rd
Director

/s/ William W. Langan*	Date: August 31, 2005
William W. Langan
Director

/s/ Rosemary C. Loring*	Date: August 31, 2005
Rosemary C. Loring
Director and Chairman of the Board

/s/ Frederick A. Marcell Jr.	Date: August 31, 2005
Frederick A. Marcell Jr.
Director, President and Chief Executive Officer

Date: August 31, 2005
Robert J. McCormack
Director

/s/ A. Brent O’ Brien*	Date: August 31, 2005
A. Brent O’ Brien
Director

/s/ Samuel H. Ramsey, III*	Date: August 31, 2005
Samuel H. Ramsey, III
Director

/s/ Thomas J. Sukay*	Date: August 31, 2005
Thomas J. Sukay
Director

/s/ William B. Weihenmayer*	Date: August 31, 2005
William B. Weihenmayer
Director

/s/ Christopher E. Bell	Date: August 31, 2005
Christopher E. Bell
Senior Vice President and Chief Financial
Officer (principal financial officer)

*  By Frederick A. Marcell Jr. pursuant to power of attorney.